EXHIBIT 5.1

[PEPPER HAMILTON LLP LETTERHEAD]

August 14, 2006

ISCO International, Inc.

1001 Cambridge Drive

Elk Grove Village, IL 60007

Re:	Registration Statement on Form S-8

Dear Sir/Madam:

We have acted as counsel to ISCO International, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-8 filed with the Securities and Exchange Commission on the date hereof (the “Registration Statement”), relating to the offer and sale of up to an additional 23,000,000 shares of common stock, $0.001 par value per share, of the Company (the “Common Stock”), issuable by the Company pursuant to awards granted or available for grant under the Company’s 2003 Equity Incentive Plan, as amended (the “Plan”).

In rendering this opinion, we have examined the Registration Statement, including the exhibits thereto, the Company’s Certificate of Incorporation, as amended and By-Laws as currently in effect, the Plan and such other documents as we have deemed appropriate. We have not performed any independent investigation other than the document examination described above. In the foregoing examination, we have assumed that the Plan has been duly adopted by all required corporate action, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the authenticity of all documents submitted to us as copies of originals.

Based on the foregoing, we are of the opinion that the shares of Common Stock issuable pursuant to awards granted or available for grant under the Plan will be, when issued and paid for in accordance with the terms of the Plan and any underlying option award agreements or letters, validly issued, fully paid and non-assessable.

Our opinion is limited to the General Corporation Law of the State of Delaware, as amended, including the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws and the federal securities laws each as in effect on the date hereof.

We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act and the rules or regulations of the Commission thereunder.

The opinion expressed herein is solely for your benefit and may be relied upon only by you.

Very truly yours,

/s/ Pepper Hamilton LLP PEPPER HAMILTON LLP